Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
The PepsiCo Savings Plan:
We consent to the incorporation by reference in the registration statements (No. 333-76204, No. 333‑165106, No. 333-89265, No. 333-76196, No. 333-150867, and No. 333-150868) on Form S-8 of PepsiCo, Inc. of our report dated June 14, 2019, with respect to the Statements of Net Assets Available for Benefits of The PepsiCo Savings Plan as of December 31, 2018 and 2017, the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2018, and the related notes (collectively, the "financial statements"), and the related supplemental Schedule H, line 4i - Schedule of Assets (held at end of year) as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 11-K of The PepsiCo Savings Plan.

/s/ KPMG LLP

New York, New York
June 20, 2019